New: 69% similar sales appreciation

Inbox

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Sam,

It's always good to have the best, right? [Our latest Nicolas Party offering]() is the best in a few metrics.

First, his record price growth rate is 211.7% per year ('16-'23), the highest appreciation in our collection with a top price at $6.7M. Second, this painting has the highest similar sales appreciation rate of any available on our platform, at 69% ('19-'23).

Just five years ago, a similar painting sold for $250k. Since then, the market for works like these has expanded rapidly. Last year, another similar painting sold for $2.4M, his second highest result for a still life.

[Invest in our newest offering Party today]() and view the offering circular below for the full list of similar sales.


$1.2M
$1.7M
$2.5M
$2.0M

Masterworks illustration

Thanks,

Anthony DeSimone

—

Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281


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